EXHIBIT 5
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           CERTIFICATE OF POWERS, DESIGNATIONS, PREFERENCES AND RIGHTS

                                       OF

                                  THE SERIES C

                   PARTICIPATING CONVERTIBLE PREFERRED STOCK,

                           PAR VALUE, $0.001 PER SHARE

                                       OF

                           UNITED ROAD SERVICES, INC.

                                 _______________



                           Pursuant to Section 151 of
              the General Corporation Law of the State of Delaware



         We, the undersigned, Michael A. Wysocki, Chief Executive Officer of United Road Services, Inc., a Delaware corporation (the "CORPORATION"), and Bruce Swart, Chief Financial Officer of the Corporation, pursuant to the provisions of Section 151 of the General Corporation Law of the State of Delaware, do hereby make this Certificate of Powers, Designations, Preferences and Rights (the "CERTIFICATE OF DESIGNATIONS") and do hereby state and certify that the Corporation's Board of Directors duly adopted the following resolutions on June 16, 2003.

         RESOLVED, that the Board of Directors hereby authorizes the issuance of a new series of preferred stock of the Corporation and hereby fixes the powers, designations, preferences and other rights thereof, and the qualifications, limitations and restrictions thereon as follows:

         1.       NUMBER, DESIGNATION AND RANK.

                  (a) A total of 30,000 shares of the Corporation's preferred stock shall be designated as Series C Participating Convertible Preferred Stock, par value $0.001 per share (the "SERIES C PREFERRED STOCK"). The Series C Preferred Stock shall (i) as to distribution of assets and rights upon and following a Liquidation Event (as defined in Section 4(a)), rank (A) senior to the Series B Participating Convertible Preferred Stock, par value $0.001 per share, of the Corporation (the "SERIES B PREFERRED STOCK"), the Common Stock, par value $0.001 per share, of the Corporation (the "COMMON STOCK") and to all other existing and future classes and series of capital stock of the Corporation junior to the

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Series C Preferred Stock, to the extent of the aggregate Series C Preferred Base
Liquidation Amount (as defined in Section 4(a)), (ii) as to (A) the amount of any and all declared but unpaid dividends that are payable on the Series C Preferred Stock (the "SERIES C DIVIDEND PREFERENCE AMOUNT") and (B) the Series B Dividend Preference Amount (as defined in the Certificate of Powers, Designations, Preferences and Rights of the Series B Preferred Stock), rank pari passu with the Series B Preferred Stock and senior to the Common Stock and all other existing and future classes and series of capital stock of the Corporation junior to the Series C Preferred Stock, and (iii) as to all other dividends, distributions or redemptions, and as to all other distribution of assets and rights upon and following a Liquidation Event, share ratably with the Series B Preferred Stock, the Common Stock and all other existing and future classes and series of capital stock of the Corporation entitled to share ratably with the Common Stock.

                  (b) Notwithstanding anything to the contrary contained in the Certificate of Incorporation of the Corporation, the vote of the holders of a majority of the shares of Series C Preferred Stock (the "MAJORITY HOLDERS") shall be a prerequisite to the designation or issuance of any shares of capital stock ranking pari passu with or senior to the Series C Preferred Stock as to dividends, distributions or redemptions, or as to distribution of assets and rights upon or following a Liquidation Event.

         2.       VOTING POWER.

                  (a) Subject to the last sentence of this Section 2(a), the holder of each share of Series C Preferred Stock shall be entitled to the number of votes equal to the number of full shares of Common Stock into which such share of Series C Preferred Stock could be converted (or would be convertible if the Conversion Trigger Date (as defined in Section 5(a) below) had occurred) pursuant to Section 5 hereof (the "NUMBER OF CONVERTIBLE EQUIVALENT SHARES") on the record date for the vote or for written consent of stockholders, as applicable. The holder of each share of Series C Preferred Stock shall be entitled to notice of any stockholders' meeting in accordance with the by-laws of the Corporation and shall vote with holders of the Common Stock (and all other stockholders entitled to vote thereon), voting together as a single class, upon all matters on which the stockholders of the Corporation are entitled to vote, excluding those matters required to be submitted to a class or series vote pursuant to the General Corporation Law of the State of Delaware and the terms of the Corporation's Certificate of Incorporation or by-laws. Fractional votes shall not, however, be permitted and any fractional voting rights resulting from the above formula (after aggregating all shares of Common Stock into which shares of Series C Preferred Stock held by each holder could be converted (or would be convertible if the Conversion Trigger Date had occurred)) shall be rounded to the nearest whole number (with one-half rounded up to one).

                  (b) For so long as the Original Holders own (as reflected in the stock ledger of the Corporation on the record date for determining stockholders who are entitled to vote for the election of directors (the "RECORD DATE")) Common Stock and/or Common Stock Equivalents (as defined in Section 5(f)(iv)) representing:


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                           (i)      at least 50% of the Fully-Diluted Shares (as
         defined below), the Original Holders shall have the right to designate a majority of the directors comprising the entire Board of Directors of the Corporation (each director designated pursuant to this Section 2(b) being a "SERIES C DESIGNEE");

                           (ii) less than 50% but at least 40% of the Fully-Diluted Shares, the Original Holders shall have the right to designate 40% of the directors comprising the entire Board of Directors of the Corporation (such number of directors to be rounded upward if 40% of the directors is not a whole number);

                           (iii) less than 40% but at least 30% of the Fully-Diluted Shares, the Original Holders shall have the right to designate 30% of the directors comprising the entire Board of Directors of the Corporation (such number of directors to be rounded upward if 30% of the directors is not a whole number);

                           (iv) less than 30% but at least 20% of the Fully-Diluted Shares, the Original Holders shall have the right to designate 20% of the directors comprising the entire Board of Directors of the Corporation (such number of directors to be rounded upward if 20% of the directors is not a whole number);

                           (v) less than 20% but at least 10% of the Fully-Diluted Shares, the Original Holders shall have the right to designate 10% of the directors comprising the entire Board of Directors of the Corporation (such number of directors to be rounded upward if 10% of the directors is not a whole number);

                           (vi) less than 10% but at least 5% of the Fully-Diluted Shares, the Original Holders shall have the right to designate 5% of the directors comprising the entire Board of Directors of the Corporation (such number of directors to be rounded upward if 5% of the directors is not a whole number); or

                           (vii) less than 5% of the Fully-Diluted Shares, the Original Holders shall not have the right under this Section 2(b) to appoint a member of the Board of Directors of the Corporation.

Notwithstanding anything to the contrary herein, (i) at no time shall there be less than two directors who are Series C Designees without the consent of the Original Holders, except as set forth in Section 2(b)(vii), and (ii) at any time that the Original Holders own Common Stock and Common Stock Equivalents representing less than 50% of the Fully-Diluted Shares, the Original Holders shall not be entitled to designate a majority of the directors comprising the entire Board of Directors of the Corporation. The Original Holders may remove, with or without cause, any or all of the Series C Designees, and such Series C Designees may not be removed by vote of the outstanding capital stock of the Corporation as a whole, for cause or otherwise. In the event a vacancy is created on the Corporation's Board of Directors by reason of the incapacity, death, removal or resignation of any or all of the Series C Designees, such vacancy shall be filled only by vote of the Original Holders.


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                  "ORIGINAL HOLDERS" shall mean Charter URS LLC, its Affiliates, partners, members or stockholders and the respective Affiliates, partners, members or stockholders of such Persons.

                  "AFFILIATES" shall mean with respect to any Person, any other Person controlling, controlled by or under common control with such Person.

                  "FULLY-DILUTED SHARES" means, at any given time, all issued and outstanding shares of Common Stock on a fully diluted basis assuming (i) that the Conversion Trigger Date has occurred and (ii) the exercise or conversion of all then exercisable or convertible Common Stock Equivalents that are issued and outstanding and in-the-money.

                  "PERSON" means an individual, corporation, limited liability company, partnership, association, trust or any other entity or organization.

         3. DIVIDENDS. The holders of the Series C Preferred Stock shall be entitled to receive out of funds legally available therefor, dividends (other than dividends paid in additional shares of Common Stock with respect to which an adjustment of the Conversion Price has been made in accordance with Section 5(f)(ii)) at the same rate as dividends are paid with respect to the Common Stock (treating each share of Series C Preferred Stock as being equal to the number of shares of Common Stock into which each such share of Series C Preferred Stock could be converted (or would be convertible if the Conversion Trigger Date had occurred) pursuant to the provisions of Section 5 on the record date for determining the holders of Common Stock entitled to such dividend). Dividends on the Series C Preferred Stock and Series B Preferred Stock shall only be paid if and when dividends are declared and paid with respect to the Common Stock.

         4.       LIQUIDATION.

                  (a) LIQUIDATION PREFERENCE. Upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, including, without limitation, an Organic Change (as defined in Section 4(c)) for which a Liquidation Election (as defined in Section 4(c)) has been made pursuant to Section 4(c) below (any such liquidation, dissolution or winding up being a "LIQUIDATION EVENT"), after distribution or payment is made with respect to any capital stock of the Corporation ranking on liquidation senior to the Series C Preferred Stock (that is issued in compliance with Section 1(b) of this Certificate of Designations) of the amount to which it is entitled upon a Liquidation Event, but before any distribution or payment may be made with respect to the Common Stock, the Series B Preferred Stock or any other series or class of capital stock ranking on liquidation junior to the Series C Preferred Stock, holders of each outstanding share of Series C Preferred Stock shall be entitled to be paid out of the assets of the Corporation available for distribution to stockholders, whether such assets are capital, surplus or earnings, an amount per share of Series C Preferred Stock in cash equal to (i) $1,000 per share, adjusted appropriately for stock splits, reverse stock splits, stock dividends, recapitalizations and the like in the same manner as the Conversion Price is adjusted in accordance with Section 5(f) (the "SERIES C PREFERRED BASE LIQUIDATION AMOUNT"), and, (ii) subject to Section 1(a)(ii), the Series C Dividend Preference Amount;


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

PROVIDED, HOWEVER, that if, upon any Liquidation Event, the amounts payable with respect to the Series C Preferred Stock are not paid in full, the holders of the Series C Preferred Stock shall share ratably in any distribution of assets in proportion to the amounts that would be payable to such holders if such assets were sufficient to permit payment in full. If and to the extent that the holders of the outstanding shares of Series C Preferred Stock have received all the Series C Preferred Base Liquidation Amount and Series C Dividend Preference Amount, the holders of Series C Preferred Stock shall thereafter share ratably with the holders of Common Stock and any other capital stock of the Corporation sharing ratably with the Common Stock (including Series B Preferred Stock) in the value received for the remaining assets and properties of the Corporation, if any, with distributions and payments, as the case may be, to be made to the holders of Series C Preferred Stock as if each share of Series C Preferred Stock had been converted into the number of shares of Common Stock into which each such share of Series C Preferred Stock could be converted (or would be convertible if the Conversion Trigger Date had occurred) pursuant to the provisions of Section 5 immediately prior to any such Liquidation Event.

                  (b) NON-CASH DISTRIBUTIONS. In the event of a Liquidation Event resulting in the availability of assets other than cash for distribution to the holders of the Series C Preferred Stock, the holders of the Series C Preferred Stock shall be entitled to a distribution of cash and/or assets equal in value to the Series C Preferred Base Liquidation Amount and other distribution rights stated in Section 4(a). In the event that such distribution to the holders of the Series C Preferred Stock shall include any assets other than cash, the following provisions shall govern: The Board of Directors shall first determine the value of such assets for such purpose and shall notify all holders of shares of Series C Preferred Stock of such determination. The value of such assets for purposes of the distribution under this Section 4(b) shall be the value as determined by the Board of Directors in good faith and with due care, unless the Majority Holders shall object thereto in writing within 15 days after the date of such notice (the "OBJECTING STOCKHOLDERS"). In the event of such objection, the valuation of such assets for purposes of such distribution shall be determined by an arbitrator mutually selected by a majority of the Objecting Stockholders (based on the number of shares of Series C Preferred Stock) and the Board of Directors, or in the event a single arbitrator cannot be agreed upon within 10 days after the written objection sent by the Objecting Stockholders, in accordance with the previous sentence, the valuation of such assets shall be determined by an arbitration in which (i) the Objecting Stockholders shall have named in their notice of objection one arbitrator, (ii) the Board of Directors shall name a second arbitrator within 15 days from the receipt of such notice, (iii) the arbitrators selected by the Objecting Stockholders and the Board of Directors shall together select a third arbitrator within 15 days thereafter, and (iv) the three arbitrators thus selected shall determine the valuation of such assets within 15 days thereafter for purposes of such distribution by majority vote. The costs of such arbitration shall be borne equally by the Corporation and by the holders of the Series C Preferred Stock, and as among the holders of the Series C Preferred Stock, pro rata based on the number of shares of Series C Preferred Stock held by the holders of the Series C Preferred Stock. Such determination of value and the sharing of costs by the holders of the Series C Preferred Stock shall be binding on all holders of Series C Preferred Stock.


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

                  (c) ORGANIC CHANGE. "ORGANIC CHANGE" shall mean (a) (i) the merger or consolidation of the Corporation into or with one or more Persons, or (ii) the merger or consolidation of one or more Persons into or with the Corporation if, in the case of (i) or (ii) the stockholders of the Corporation prior to such merger or consolidation do not retain at least a majority of the voting power of the surviving Person, (b) the voluntary sale, conveyance, exchange or transfer to another Person of (i) the voting capital stock of the Corporation if, after such sale, conveyance, exchange or transfer, the stockholders of the Corporation prior to such sale, conveyance, exchange or transfer do not retain at least a majority of the voting power of the Corporation or (ii) all or substantially all of the assets of the Corporation or
(c) a capital reorganization of the Corporation (other than by way of stock split, reverse stock split or combination of shares or stock dividends or distributions provided for in Sections 5(f)(i) or 5(f)(ii)). Notwithstanding anything to the contrary contained herein, any transaction that is consummated at a time when the Majority Holders have the right to designate a majority of the directors of the Corporation shall be an Organic Change if the Majority Holders do not have the right to designate a majority of the Board of Directors of the Corporation or its successor following such transaction. At the election of the Majority Holders (the "LIQUIDATION ELECTION"), the results of which are conveyed to the Corporation at least five (5) business days prior to the closing of the Organic Change, an Organic Change shall be deemed to be a liquidation, dissolution or winding up of the Corporation for purposes of this Section 4. For the avoidance of doubt, absent a Liquidation Election, an Organic Change shall not be deemed a Liquidation Event.

                  (d) NOTICE. Not less than 15 days prior to the occurrence of any Liquidation Event, the Corporation will furnish each holder of Series C Preferred Stock notice in accordance with Section 6(a) hereof, together with a certificate prepared by the Chief Financial Officer of the Corporation describing in detail the facts of such Liquidation Event, stating in detail the amount(s) per share of Series C Preferred Stock each holder of Series C Preferred Stock would receive pursuant to the provisions of Section 4(a) hereof and stating in detail the facts upon which such amount was determined.

         5. CONVERSION. The Series C Preferred Stock may be converted as follows:

                  (a) VOLUNTARY CONVERSION. At any time following the date (the "CONVERSION TRIGGER DATE") on which the Corporation files an amendment to or restatement of its Certificate of Incorporation with the Secretary of State of the State of Delaware (which in no event shall occur prior to August 13, 2003), as contemplated by Section 5.4 of that certain Exchange Agreement dated as of June 17, 2003 among the Corporation and the Original Holders, the holder of any shares of Series C Preferred Stock may, at such holder's option, elect to convert (a "VOLUNTARY CONVERSION") all or any portion of the shares of Series C Preferred Stock held by such Person in accordance with Sections 5(a) and (b). Each share of Series C Preferred Stock being converted shall be convertible into the number of fully paid and nonassessable shares of Common Stock that is obtained by dividing (x) the sum of the Series C Preferred Base Liquidation Amount and the Series C Dividend Preference Amount by (y) the Conversion Price (as defined in Section 5(e) below). Such quotient is referred to as the "SERIES C CONVERSION RATE" and


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

shall be computed as of the date of delivery by the holder of its notice of election to convert or immediately prior to a mandatory conversion in accordance with Section 5(c).

                  (b) MECHANICS OF VOLUNTARY CONVERSION. The Voluntary Conversion of Series C Preferred Stock shall be conducted in the following manner:

                           (i) HOLDER'S DELIVERY REQUIREMENTS. To convert Series C Preferred Stock into full shares of Common Stock on any date following the Conversion Trigger Date (the "VOLUNTARY CONVERSION DATE"), the holder thereof shall (A) transmit by facsimile (or otherwise deliver), for receipt on or prior to 11:59 p.m., New York Time on such date, a copy of a fully executed notice of conversion (the "CONVERSION NOTICE"), to the Chief Financial Officer of the Corporation, and (B) surrender to a common carrier for delivery to the Corporation as soon as practicable following such date, the original certificates representing the shares of Series C Preferred Stock being converted (or an indemnification undertaking with respect to such shares in the case of their loss, theft or destruction) (the "SERIES C STOCK CERTIFICATES") and the originally executed Conversion Notice.

                           (ii) CORPORATION'S RESPONSE. Upon receipt by the Corporation of the Conversion Notice, the Corporation shall immediately send, via facsimile, a confirmation of receipt of such Conversion Notice to such holder. Upon receipt by the Corporation of the Series C Stock Certificates to be converted pursuant to a Conversion Notice, together with the originally executed Conversion Notice, the Corporation or its designated transfer agent (the "TRANSFER AGENT") (as applicable) shall issue and surrender to a common carrier for overnight delivery to the address as specified in the Conversion Notice, (A) a certificate, registered in the name of the holder or its designee, for the number of full shares of Common Stock to which the holder shall be entitled and, (B) in lieu of any fractional shares to which the holder would otherwise be entitled, a check for the amount of cash equal to the product of such fraction multiplied by the average of the closing trade prices of the Common Stock for the five consecutive trading days immediately preceding the Voluntary Conversion Date, or if no such prices are available, then the fair market value of such fractional shares as determined in accordance with Section 4(b). If the number of shares of Series C Preferred Stock represented by the Series C Stock Certificate(s) submitted for conversion is greater than the number of shares of Series C Preferred Stock being converted, then the Corporation shall at its own expense, issue and deliver to the holder a new Series C Stock Certificate representing the number of shares of Series C Preferred Stock not converted under Section 5(a).

                  (c)      MANDATORY CONVERSION.

                           (i) AUTOMATIC CONVERSION. Immediately prior to the effectiveness of a Qualified Public Offering (as defined below) following the Conversion Trigger Date, each outstanding share of Series C Preferred Stock shall, automatically and without any action on the part of the holder thereof, convert, as of and subject to the closing of the offer and sale of shares of Common Stock in a


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

         Qualifying Public Offering, into the number of fully paid and nonassessable shares of Common Stock at the Series C Conversion Rate.

                  "QUALIFYING PUBLIC OFFERING" shall mean a firm commitment underwritten public offering of Common Stock by the Corporation after the date that Series C Preferred Stock is first issued with a nationally recognized investment banking firm at a price per share offered to the public of at least $0.02 (as adjusted for any stock splits, stock dividends, combinations, recapitalizations, reclassifications or other similar events), in a total offering including gross proceeds of at least $30,000,000 before deduction of underwriting commissions and expenses of the offering.

                           (ii) MANDATORY CONVERSION MECHANICS. The date of the closing of Qualifying Public Offering referred to in Section 5(c)(i) is referred to herein as the "MANDATORY CONVERSION DATE." On the Mandatory Conversion Date, the outstanding shares of Series C Preferred Stock shall be converted automatically into Common Stock as provided in Section 5(c)(i), without any further action by the holders of such shares and whether or not the Series C Stock Certificates representing such shares are surrendered to the Corporation or its transfer agent; PROVIDED, HOWEVER, that the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon conversion of any shares of Series C Preferred Stock unless the Series C Stock Certificates evidencing such shares of Series C Preferred Stock are either delivered to the Corporation or the holder notifies the Corporation that such Series C Stock Certificates have been lost, stolen, or destroyed, and executes an agreement reasonably satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection therewith. Upon the occurrence of a mandatory conversion of the Series C Preferred Stock pursuant to this
         Section 5(c), the holders of the Series C Preferred Stock shall surrender to the Corporation the Series C Stock Certificates representing the Series C Preferred Stock for which the Mandatory Conversion Date has occurred and the Corporation shall deliver the shares of Common Stock and the cash in lieu of fractional shares which are deliverable upon such conversion (in the same manner set forth in Section 5(b)(ii)) to the holder within three (3) business days of the holder's delivery of the applicable Series C Stock Certificates.

                  (d) RECORD HOLDER. The conversion of the Series C Preferred Stock shall be deemed for all purposes to have been effected on the Voluntary Conversion Date or Mandatory Conversion Date, as applicable. The Person or Persons entitled to receive the shares of Common Stock issuable upon a conversion of the Series C Preferred Stock shall be treated for all purposes as the record holder or holders of such shares of Common Stock on the Voluntary Conversion Date or Mandatory Conversion Date, as applicable.

                  (e) CONVERSION PRICE. The term "CONVERSION PRICE" shall mean $0.01 per share, subject to adjustment from time to time as provided in
Section 5(f).

                  (f)      ADJUSTMENTS OF CONVERSION PRICE.


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

                           (i)      ADJUSTMENTS FOR STOCK SPLITS AND
         COMBINATIONS. If the Corporation shall at any time or from time to time after the issuance of Series C Preferred Stock effect a stock split of the outstanding Common Stock, the applicable Conversion Price in effect immediately prior to the stock split shall be proportionately decreased. If the Corporation shall at any time or from time to time after the issuance of Series C Preferred Stock effect a reverse stock split or otherwise combine the outstanding shares of Common Stock, the applicable Conversion Price in effect immediately prior to the reverse stock split or combination shall be proportionately increased. Any adjustments under this Section 5(f)(i) shall be effective at the close of business on the date the stock split, reverse stock split or combination occurs.

                           (ii) ADJUSTMENTS FOR CERTAIN DIVIDENDS AND DISTRIBUTIONS. If the Corporation shall at any time or from time to time after the issuance of Series C Preferred Stock, make or issue or set a record date for the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in shares of Common Stock, then, and in each event, the applicable Conversion Price in effect immediately prior to such event shall be decreased as of the time of such issuance or, in the event such record date shall have been fixed, as of the close of business on such record date, by multiplying, as applicable, the applicable Conversion Price then in effect by a fraction: the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date; and the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution.

                           (iii) ADJUSTMENTS FOR RECLASSIFICATION, EXCHANGE OR SUBSTITUTION. If the Common Stock issuable upon conversion of the Series C Preferred Stock at any time or from time to time after the issuance of Series C Preferred Stock shall be changed to the same or different number of shares of any class or classes of stock, whether by reclassification, exchange, substitution or otherwise (other than by way of a stock split, reverse stock split or combination of shares or stock dividends provided for in Sections 5(f)(i) and (ii), or an Organic Change), then, and in each event, an appropriate revision to the Conversion Price shall be made and provision shall be made (by adjustments of the Conversion Price or otherwise) so that the holder of each share of Series C Preferred Stock shall have the right thereafter to convert such share of Series C Preferred Stock into the kind and amount of shares of stock and other securities receivable upon reclassification, exchange, substitution or other change, by holders of the number of shares of Common Stock into which such share of Series C Preferred Stock might have been converted immediately prior to such reclassification, exchange, substitution or other change, all subject to further adjustment as provided herein.

                           (iv) ISSUANCE OF COMMON STOCK OR COMMON STOCK EQUIVALENT BELOW CONVERSION PRICE. If at any time after the issuance of the Series C Preferred Stock the Corporation shall (i) issue Common Stock without


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

         consideration or for consideration per share of less than the Conversion Price then in effect on the date of such issue, or (ii) issue Common Stock Equivalents with an exercise or conversion price that is less than the Conversion Price then in effect on the date of such issue, then and in such event the Conversion Price shall be reduced, concurrently with such issue, to a new Conversion Price determined by multiplying the then current Conversion Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue (calculated on a fully diluted basis assuming exercise or conversion of all in-the-money, outstanding Common Stock Equivalents) plus the number of shares of Common Stock which the aggregate consideration received by the Corporation for the total number of shares of Common Stock so issued, or issuable upon exercise or conversion of such Common Stock Equivalents, would purchase at the Conversion Price then in effect; and the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue (calculated on a fully diluted basis assuming exercise or conversion of all in-the-money, outstanding Common Stock Equivalents) plus the number of shares of such Common Stock so issued, or issuable upon exercise or conversion of such Common Stock Equivalents. In any such case in which the Conversion Price is adjusted as a result of issuance of Common Stock Equivalents, no further adjustment in the Conversion Price shall be made upon the subsequent issue of Common Stock upon the exercise or conversion of such Common Stock Equivalents.

                           "COMMON STOCK EQUIVALENT" shall mean any security or
obligation which is by its terms convertible or exchangeable into shares of Common Stock or another Common Stock Equivalent, and any option, warrant or other subscription or purchase right with respect to Common Stock.

                           (v) ADJUSTMENTS FOR AN ORGANIC CHANGE. Subject to the last sentence of Section 4(c), if at any time, or from time to time, after the issuance of Series C Preferred Stock, there shall be an Organic Change, then as a part of such Organic Change an appropriate revision to the Conversion Price shall be made and provision shall be made (by adjustments of the Conversion Price or otherwise) so that the holder of each share of Series C Preferred Stock shall have the right thereafter (following the Conversion Trigger Date) to convert such share of Series C Preferred Stock into the kind and amount of shares of stock and other securities or property of the Corporation or any successor corporation resulting from the Organic Change to which such holder would have been entitled upon consummation of the Organic Change if such holder(s) had converted the Series C Preferred Stock immediately prior thereto. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 5(f)(v) with respect to the rights of the holders of the Series C Preferred Stock after the Organic Change to the end that the provisions of this Section 5(f)(v) (including any adjustment in the applicable Conversion Price then in effect and the number of shares of stock or other securities deliverable upon conversion of the Series C Preferred Stock) shall be applied after that event in as nearly an equivalent manner as may be practicable. For the avoidance of doubt, nothing in this Section 5(f)(v) shall affect whether an Organic Change constitutes a Liquidation Event.

                           (vi)     CERTAIN DISTRIBUTIONS. In case the
         Corporation shall at any time, or from time to time, prior to conversion of the Series C Preferred Stock, distribute to holders of shares of the Common Stock (including any such distribution made in connection with a merger, consolidation or other business combination which is not an Organic Change) cash, evidences of indebtedness of the Corporation or another issuer, securities of the Corporation or another issuer or other assets (excluding dividends or distributions in which holders of shares of Series C Preferred Stock participate, in the manner provided in Section 3, and dividends payable in shares of Common Stock for which adjustment is made under another paragraph of this
         Section 5(f)) or rights or warrants to subscribe for or purchase securities of the Corporation, the Conversion Price then in effect shall be adjusted (and any other appropriate actions shall be taken by the Corporation) by multiplying the Conversion Price in effect immediately prior to the date of such distribution by a fraction (x) the numerator of which shall be the Conversion Price in effect of the Common Stock immediately prior to the date of distribution less the then fair market value (as determined in accordance with the provisions of Section 4(b)) of the portion of the cash, evidences of indebtedness, securities or other assets so distributed or of such rights or warrants applicable to one share of Common Stock and (y) the denominator of which shall be the Conversion Price in effect immediately prior to the date of distribution (but such fraction shall not be greater than one); PROVIDED, HOWEVER, that no adjustment shall be made with respect to any distribution of rights or warrants to subscribe for or purchase securities of the Corporation if the holders of shares of Series C Preferred Stock would otherwise be entitled to receive such rights or warrants upon conversion at any time of shares of Series C Preferred Stock into Common Stock. Such adjustment shall be made whenever any such distribution is made and shall become effective retroactively to a date immediately following the close of business on the record date for the determination of stockholders entitled to receive such distribution.

                  (g) CERTAIN ISSUES EXCEPTED. Anything herein to the contrary notwithstanding, the Corporation shall not be required to make any adjustment under Section 5(f) in respect of any of the following: (i) the issuance of shares of Series C Preferred Stock on June 17, 2003 to Charter URS LLC pursuant to an Exchange Agreement, dated as of June 17, 2003, and the issuance of shares of Common Stock upon the conversion of such shares of Series C Preferred Stock; (ii) the issuance of options to purchase up to 1,750 shares of Series C Preferred Stock granted to Michael A. Wysocki and Charter URS LLC on June 17, 2003, the issuance of shares of Series C Preferred Stock upon the exercise of such options and the issuance of Common Stock upon the conversion of such shares of Series C Preferred Stock; (iii) the issuance of Series B Preferred Stock on June 17, 2003 to Blue Truck Acquisition, LLC and CFE, Inc. pursuant to those certain Exchange Agreements dated June 17, 2003 and the issuance of Common Stock upon the conversion of such shares of Series B Preferred Stock; (iv) options or warrants or rights to purchase capital stock, or the issuance of capital stock, under any of the Corporation's employee or director stock option plans approved by the Corporation's Board of Directors and the issuance of capital stock upon the exercise of any such options or warrants or rights; (v) in connection with and for the purpose of financing, in whole or in part, an acquisition of any other entity or substantially all of the assets thereof, where such issuances are (A) approved by the Board of Directors, (B) no adjustment is made to the Conversion Price of the Series B Preferred Stock, and (C) such financing is not in connection with an Organic Change in respect of which a Liquidation Election is not made; or (vi) any event for which adjustment has already been made pursuant to Section 5(f).

                  (h) NO IMPAIRMENT. The Corporation shall not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith, assist in the carrying out of all the provisions of this Section 5 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Series C Preferred Stock against impairment.

                  (i) ISSUE TAXES. The Corporation shall pay any and all issue and other taxes, excluding federal, state or local income taxes, that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of shares of Series C Preferred Stock pursuant hereto; PROVIDED, HOWEVER, that the Corporation shall not be obligated to pay any transfer taxes resulting from any transfer requested by any holder in connection with any such conversion.

                  (j) FRACTIONAL SHARES. No fractional shares of Common Stock shall be issued upon conversion of the Series C Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to the product of such fraction multiplied by the average of the closing trade prices of the Common Stock for the five consecutive trading days immediately preceding the Mandatory Conversion Date or the Voluntary Conversion Date, as applicable, or if no such prices are available, then the fair market value of such fractional shares as determined in accordance with Section 4(b).

                  (k) RESERVATION OF COMMON STOCK. The Corporation shall, at all times following the Conversion Trigger Date, so long as any shares of Series C Preferred Stock are outstanding, reserve and keep available out of its authorized and unissued Common Stock, solely for the purpose of effecting the conversion of the Series C Preferred Stock, such number of shares of Common Stock as shall from time to time be sufficient to effect the conversion of all of the Series C Preferred Stock then outstanding. The Corporation shall, from time to time in accordance with applicable law, increase the authorized number of shares of Common Stock if at any time the unissued number of authorized shares shall not be sufficient to satisfy the Corporation's obligations under this Section 5(k).

         6.       NOTICE.

                  (a) LIQUIDATION EVENTS, ETC. In the event (i) the Corporation establishes a record date to determine the holders of any class of securities who are entitled to receive any dividend or other distribution or who are entitled to vote at a meeting (or by written consent) in connection with any of the transactions identified in clause (ii) hereof,

(ii) that any Liquidation Event or Organic Change, as applicable, becomes reasonably likely to occur, (iii) the Corporation shall declare a dividend, redemption or other distribution with respect to its Common Stock or (iv) of any event requiring adjustment under Section 5(f) (an "ADJUSTMENT EVENT"), the Corporation shall mail or cause to be mailed by first class mail (postage prepaid) to each holder of Series C Preferred Stock at least twenty (20) days prior to such record date specified therein or the expected effective date of any such transaction, a notice specifying (A) the date of such record date for the purpose of such dividend or distribution or meeting or consent and a description of such dividend or distribution or the action to be taken at such meeting or by such consent, (B) the date on which any such Liquidation Event, Organic Change or Adjustment Event, as applicable, is expected to become effective, and (C) the date on which the books of the Corporation shall close or a record shall be taken with respect to any such event.

                  (b) WAIVER OF NOTICE. Any holder of Series C Preferred Stock may as to itself, at any time upon written notice to the Corporation, waive any notice provisions specified herein for the benefit of such holder.

         7. CERTAIN REMEDIES. Any registered holder of Series C Preferred Stock shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Certificate of Designations and to enforce specifically the terms and provisions of this Certificate of Designations in any court of the United States or any state thereof having jurisdiction, this being in addition to any other remedy to which such holder may be entitled at law or in equity.

         8. NO REISSUANCE OF SERIES C PREFERRED STOCK. No shares of Series C Preferred Stock acquired by the Corporation by reason of purchase, conversion or otherwise shall be reissued, and all such shares shall be canceled, retired and eliminated from the shares which the Corporation shall be authorized to issue.

         9. AMENDMENTS. The Corporation shall not, without the consent or approval of the Majority Holders, amend this Certificate of Designations if such amendment would change any of the powers, designations, preferences and rights provided for herein so as to adversely affect any of the powers, designations, preferences or rights of Series C Preferred Stock.



                            [Signature page follows]

                  IN WITNESS WHEREOF, United Road Services, Inc. has caused this Certificate of Designations to be signed and attested by the undersigned this 17th day of June, 2003.



                                   UNITED ROAD SERVICES, INC.



                                   By   /s/ Michael A. Wysocki
                                        ---------------------------------------
                                        Name:   Michael A. Wysocki
                                        Title:  Chief Executive Officer


ATTEST:


/s/ Bruce Swart
----------------------------------
Name:    Bruce Swart
Title:   Chief Financial Officer